Exhibit 3.1

ROSS MILLER

Secretary of State

206 North Carson Street

Carson City, Nevada 89701-4299

(775) 684 5708

Website: www.nvsos.gov

Filed in the office of /s/ Ross Miller	Document Number 20100514578-93
Ross Miller Secretary of State	Date and Time 07/06/2010 7:50AM
State of Nevada	Entity Number E0348332010-4

ARTICLES OF INCORPORATION (PURSUANT TO NRS CHAPTER 78)

1. Name of Corporation:	Easy Organic Cookery
2. Resident Agent for Service of Process:	InCorp Services, Inc. 375 N. Stephanie St. Suite 1411 Henderson, Nevada, 89014-8909
3. Authorized Stock:	Number of shares with par value: 75,000,000 Par Value: $.001 Number of shares without par value:
4. Names & Addresses of the Board of Directors/Trustees:	Toshiko Iwamoto Kato 375 N. Stephanie St. Suite 1411 Henderson, Nevada, 89014-8909
5. Purpose:	The purpose of the Corporation shall be: Any Legal Purpose
6. Name, Address and Signature of Incorporator:	Doug Ansell on behalf of InCorp Services, Inc. 375 N. Stephanie St. Suite 1411 Henderson, Nevada, 89014-8909	/s/Doug Ansell Signature
7. Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Resident Agent for the above named corporation.
8.	/s/Doug Ansell Authorized Signature of R.A. or On Behalf of R.A. Entity	06/29/2010 Date